PRELIMINARY PROXY STATEMENT DATED MAY 5, 2026—SUBJECT TO COMPLETION

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12

FERMI INC.

(Name of Registrant as Specified In Its Charter)

VICKSBURG INVESTMENTS MANAGEMENT LLC
TOBY R. NEUGEBAUER

MELISSA A. NEUGEBAUER 2020 TRUST

DAVID A. DAGLIO

CHARLES M. ELSON

JOHN T. JIMENEZ

SUNGHEE JANET YANG

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

TOBY R. NEUGEBAUER

[●], 2026

Dear Fellow Fermi Shareholder:

Just over one year ago, I co-founded Fermi Inc. (“Fermi” or the “Company”) to develop Project Matador, the largest, most actionable project to meet the urgent and vast market need of delivering power to the AI economy. In the last year, the Fermi team has assembled the physical, financial, and regulatory foundation of what I believe is a world-class asset that is uniquely positioned in the competitive landscape. I am the largest Fermi shareholder, with beneficial ownership of [●]% of the outstanding shares, and have not sold a single share since the IPO, reflecting my alignment with you and the success of this Company.

I have called a Special Meeting of Shareholders (the “Special Meeting”) for May 29, 2026 to vote on expanding the size of the Fermi Board of Directors (the “Board”) and electing five highly qualified candidates. The Special Meeting will offer shareholders their first opportunity to vote on the composition of the Board and the strategic direction of Fermi.

The Special Meeting is essential and urgent because I believe the Board should immediately launch a credible and rigorous strategic review, led by independent financial and legal advisors, to evaluate the Company’s standalone plan against potential strategic transactions that could deliver full value to all shareholders and de-risk the project in favor of an immediate and fair premium. I believe that electing my nominees would install a Board majority who will give full and fair consideration to a value-maximizing sale or strategic partnership, and deliver a referendum to the Board that shareholders favor a credible, independent, and rigorous review of all opportunities to maximize value for all shareholders, including a potential sale or strategic partnership.

The Special Meeting will be held on May 29, 2026, and the close of business on May [●], 2026 is the record date for determining the Company’s shareholders entitled to vote at the Special Meeting. That means if you held shares on that date, you have an opportunity to decide the future of Fermi.

I urge you to carefully consider the information contained in the accompanying Proxy Statement and then support our efforts and vote by following the instructions on the enclosed BLUE proxy card. If you vote using a proxy card other than the attached BLUE proxy card and wish to change your vote, you have every right to change your vote by voting the attached BLUE proxy card.

If you have any questions or require any assistance with your vote, please contact Saratoga Proxy Consulting LLC, who is assisting us, at its address and toll-free numbers provided in the accompanying Proxy Statement.

Thank you for your support,

Toby R. Neugebauer

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
OF FERMI INC.

To be held on May 29, 2026 at 9:00 a.m. Central Time

Notice is hereby given that a Special Meeting of Shareholders (the “Special Meeting”) of Fermi Inc., a Texas corporation (“Fermi” or the “Company”), will be held on May 29, 2026 at 9:00 a.m. Central Time at 620 S. Taylor St., Amarillo, TX 79101. Toby R. Neugebauer called the Special Meeting on April 17, 2026 in his capacity as President and Chief Executive Officer of the Company. This Notice is being provided by Mr. Neugebauer in accordance with Section 21.353 of the Texas Business Organizations Code as the person who called the Special Meeting.

The Special Meeting shall be held for the following purposes (collectively, the “Proposals”):

1.

To amend Section 3.2 of the Company’s Bylaws (the “Bylaws”) to permit the Company’s shareholders to determine the number of directors on the Company’s Board of Directors (the “Board”), in the form set forth on page 10 of the Proxy Statement accompanying this Notice.

2.

Contingent upon the adoption of Proposal 1, to fix the number of directors on the Board at five directors more than the number of directors constituting the Company’s Board at the time this proposal becomes effective, as set forth on page 11 of the Proxy Statement accompanying this Notice.

3.

Contingent upon the adoption of Proposal 1 and Proposal 2, to elect the following candidates that have been nominated by Vicksburg Investments Management LLC pursuant to the Company’s Bylaws to fill the vacancies created pursuant to Proposal 2: Toby R. Neugebauer, David A. Daglio, Charles M. Elson, John T. Jimenez and Sunghee Janet Yang, as set forth on page 12 of the Proxy Statement accompanying this Notice.

4.	To repeal any provision of the Bylaws in effect at the time this proposal becomes effective, including any amendments thereto, which were not included in the Bylaws that were in effect and were filed with the Securities and Exchange Commission on October 3, 2025, as set forth on page 16 of the Proxy Statement accompanying this Notice.

The record date for determining the holders of shares of common stock, par value $0.001 per share, of the Company (“Common Stock”) entitled to notice of and to vote at the Special Meeting is the close of business on May [●], 2026 (the “Record Date”), which is the date that this Notice is given to shareholders entitled to vote at the Special Meeting. Only shareholders as of the close of business on the Record Date are entitled to vote at the Special Meeting.

The proxy statement accompanying this Notice is being furnished to you by or on behalf of Mr. Neugebauer, his affiliated entities, Vicksburg Investments Management LLC and Melissa A. Neugebauer 2020 Trust (collectively with Mr. Neugebauer, the “Fermi Founder Parties”), and the other participants described therein (together with the Fermi Founder Parties, the “Participants”). Accompanying the proxy statement is a BLUE proxy card that allows you to vote on the Proposals. This solicitation is being made by the Fermi Founder Parties and the other Participants and not on behalf of the Company or the Board or management of the Company. The Fermi Founder Parties are not aware of any other matters to be brought before the Special Meeting other than as set forth in this Notice.

The Fermi Founder Parties urge you to vote the enclosed BLUE proxy card today in favor of each of the Proposals. As described more fully in the proxy statement, you can vote on the BLUE proxy card by internet, by phone or by signing, dating and returning the BLUE proxy card.

The Company has not disclosed whether it intends to file a proxy statement and distribute proxy materials with respect to the Special Meeting. If it does so, and you vote on a proxy card furnished by Company management or the Board, you may revoke that proxy and vote on each of the Proposals described in the accompanying Proxy Statement by voting the enclosed BLUE proxy card. The latest dated proxy is the only one that counts. Any proxy may be revoked at any time prior to the Special Meeting by delivering a written notice of revocation or a later dated proxy for the Special Meeting or by voting in person at the Special Meeting.

Toby R. Neugebauer
May [●], 2026

PROXY STATEMENT

FOR

SPECIAL MEETING OF SHAREHOLDERS OF FERMI INC.

Toby R. Neugebauer, the Co-Founder and former Chief Executive Officer of Fermi Inc., a Texas corporation (“Fermi” or the “Company”), two of his affiliated entities, Vicksburg Investments Management LLC (“Vicksburg”) and Melissa A. Neugebauer 2020 Trust (“MN Trust” and, together with Mr. Neugebauer and Vicksburg, the “Fermi Founder Parties”), and the other participants in this solicitation (together with the Fermi Founder Parties, the “Participants” or “we”) are furnishing this proxy statement (“Proxy Statement”) and accompanying BLUE proxy card to holders of common stock, par value $0.001 per share, of the Company (“Common Stock”) in connection with the solicitation of proxies for the special meeting of shareholders of the Company (the “Special Meeting”), which shall be held on May 29, 2026, at 9:00 a.m. Central Time at 620 S. Taylor St., Amarillo, TX 79101. The principal executive offices of the Company are located at 620 S. Taylor St., Suite 301, Amarillo, TX 79101.

This Proxy Statement and the accompanying BLUE proxy card are first being mailed to shareholders of the Company on or about May [●], 2026

Meeting Information

Date and Time	Record Date	Location
May 29, 2026 9:00 a.m. Central Time	May [●], 2026	620 S. Taylor St. Amarillo, TX 79101

Items of Business & Vote Recommendations
Proposal		Recommendation of the Fermi Founder Parties
1.	To amend Section 3.2 of the Bylaws of the Company (the “Bylaws”) to permit the Company’s shareholders to determine the number of directors on the Company’s Board of Directors (the “Board”) (the “Board Size Amendment Proposal”).	“FOR”

2.	Contingent upon the adoption of the Board Size Proposal, to fix the number of directors on the Board at five directors more than the number of directors constituting the Board at the time this Proposal 2 becomes effective (the “Board Increase Proposal”).	“FOR”

3.	Contingent upon the adoption of the Board Size Amendment Proposal and the Board Increase Proposal, to elect the following five candidates that have been nominated by Vicksburg Investments Management LLC pursuant to the Company’s Bylaws to fill the vacancies created pursuant to the Board Increase Proposal: Toby R. Neugebauer, David A. Daglio, Charles M. Elson, John T. Jimenez and Sunghee Janet Yang (each, a “Nominee” and, collectively, the “Nominees” and Messrs. Daglio, Elson and Jimenez and Ms. Yang, the “Independent Nominees”) (the “Vacancy Proposal”).	“FOR” ALL

4.	To repeal any provision of the Bylaws in effect at the time this Proposal 4 becomes effective, including any amendments thereto, which were not included in the Bylaws that were in effect and were filed with the Securities and Exchange Commission (the “SEC”) on October 3, 2025 (the “Bylaws Restoration Proposal” and together with the Board Size Amendment Proposal, the Board Increase Proposal, and the Vacancy Proposal, the “Proposals”).	“FOR”

The Fermi Founder Parties are seeking your support for the Proposals because they believe that the Board should immediately launch a credible and rigorous strategic review to evaluate the Company’s standalone plan against potential strategic transactions that could deliver full value to all shareholders and de-risk Project Matador, the Company’s scarce and strategically valuable platform for AI power and data-center infrastructure, in favor of an immediate and fair premium. The Special Meeting will offer shareholders their first opportunity to vote on the composition of the Board and the strategic direction of Fermi. The Fermi Founder Parties believe that electing the Nominees would install a Board majority who will give full and fair consideration to a value-maximizing sale or strategic partnership, in each case in the exercise of their fiduciary judgment, and deliver a referendum to the Board that shareholders favor a credible, independent, and rigorous review of all opportunities to maximize value for all shareholders, including a potential sale or strategic partnership.

On April 17, 2026, Mr. Neugebauer, in his then-current capacity as President and Chief Executive Officer of the Company, called the Special Meeting in order to consider the four Proposals. The Fermi Founder Parties believe that holding the Special Meeting and electing their five highly-qualified director candidates are essential for securing the future of Fermi, and any delay in voting on his proposals beyond May 29, 2026 would result in substantial and irreparable harm to the value of Fermi.

However, the Company has now taken the extraordinary step of purporting to cancel the Special Meeting (the “Purported Meeting Cancellation”). The Purported Meeting Cancellation was only disclosed on May 4, 2026 in an unrelated legal filing that asserted that the Special Meeting had been “canceled by the office of the CEO,” without providing evidence of the purported cancellation, the date of the purported cancellation, or who authorized the purported cancellation. The Company’s claim that its interim “Office of CEO” can unilaterally—without any Board action, or even the consent of Mr. Neugebauer, as the person who called the Special Meeting—cancel the Special Meeting would, if allowed to stand, strip shareholders of their first opportunity to vote on the composition of the Board and the strategic direction of Fermi. Mr. Neugebauer intends to challenge the Purported Meeting Cancellation and fight to protect shareholders’ rights to vote on the Proposals at the Special Meeting.

As of the date hereof, the Fermi Founder Parties beneficially own [●] shares of Common Stock (the “Fermi Founder Parties Shares”). The Fermi Founder Parties intend to vote the Fermi Founder Parties Shares “FOR” the Board Size Amendment Proposal, “FOR” the Board Increase Proposal, “FOR” the election of each of the Nominees specified in the Vacancy Proposal and “FOR” the Bylaws Restoration Proposal. All shares of Common Stock represented by the enclosed BLUE proxy card will be voted at the Special Meeting as marked or, if no voting instruction is provided as to a Proposal on a properly executed proxy card, as recommended by the Fermi Founder Parties as to any such Proposal.

The record date for determining the holders of shares of common stock, par value $0.001 per share, of the Company (“Common Stock”) entitled to notice of and to vote at the Special Meeting is the close of business on May [●], 2026 (the “Record Date”), which is the date that this Notice is given to shareholders entitled to vote at the Special Meeting. Only shareholders as of the close of business on the Record Date are entitled to vote at the Special Meeting. Each share of Common Stock is entitled to one vote for each of the proposals to be voted on. To the best of our knowledge, as of the close of business on the Record Date, there were [●] shares of Common Stock issued and outstanding.

This solicitation is being made by the Fermi Founder Parties and the other Participants and not on behalf of the Board or management of the Company. The Fermi Founder Parties are not aware of any other matters to be brought before the Special Meeting other than as set forth in this Proxy Statement. Should other matters, which is the Fermi Founder Parties are not aware of a reasonable time before this solicitation, be brought before the Special Meeting, the persons named as proxies in the enclosed BLUE proxy card will vote on such matters in their discretion.

The Fermi Founder Parties urge you to vote the enclosed BLUE proxy card today in favor of each of the Proposals. As described more fully in this Proxy Statement, you can vote on the BLUE proxy card by internet, by phone or by signing, dating and returning the BLUE proxy card.

The Company has not disclosed whether it intends to file a proxy statement and distribute proxy materials with respect to the Special Meeting. If it does so, and you vote on a proxy card furnished by Company management or the Board, you may revoke that proxy and vote on each of the Proposals described in this Proxy Statement by voting the enclosed BLUE proxy card. The latest dated proxy is the only one that counts. Any proxy may be revoked at any time prior to the Special Meeting by delivering a written notice of revocation or a later dated proxy for the Special Meeting or by voting in person at the Special Meeting.

IMPORTANT

Your vote is important, no matter how many or how few shares of Common Stock you own. The Fermi Founder Parties urge you to vote “FOR” each of the Proposals by following the instructions on the enclosed BLUE proxy card.

●	If your shares of Common Stock are registered in your own name, please vote:

(i)	through the internet at any time prior to [●] on [●], 2026 by following the instructions on the enclosed BLUE proxy card;

(ii)	by telephone from the United States, by calling [●] at any time prior to [●] on [●], 2026; or

(iii)	by signing and dating the enclosed BLUE proxy card and returning it to the Fermi Founder Parties, c/o Saratoga Proxy Consulting, LLC (“Saratoga”), in the enclosed postage-paid envelope today.

●	If your shares of Common Stock are held in a brokerage account or bank, you are considered the beneficial owner of the shares of Common Stock, and these proxy materials, together with a voting form, are being forwarded to you by your broker or bank. As a beneficial owner, you must instruct your broker, trustee or other representative how to vote. Your broker cannot vote your shares of Common Stock on your behalf without your instructions. Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the internet. Please refer to the enclosed voting form for instructions on how to vote electronically. You may also vote by signing, dating and returning the enclosed voting form.

Since only your latest dated proxy card will count, the Fermi Founder Parties urge you not to vote any proxy card you receive from the Company. If you vote the Company’s proxy card, it will revoke any proxy card you may have previously sent to us, so the Fermi Founder Parties strongly encourage that the latest dated proxy card you vote is the BLUE proxy card.

Saratoga is assisting the Fermi Founder Parties and the other Participants with their effort to solicit proxies. If you have any questions or require assistance in authorizing a proxy or voting your shares of Common Stock, please contact:

520 8th Avenue, 14th Floor

New York, NY 10018

(212) 257-1311

Shareholders call toll-free at (888) 368-0379

Email: info@saratogaproxy.com

i

QUESTIONS AND ANSWERS RELATING TO THIS PROXY SOLICITATION

The following are some of the questions you may have as a shareholder and the answers to those questions. The following is not a substitute for the information contained in this Proxy Statement, and the information contained below is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this Proxy Statement. We urge you to read this Proxy Statement carefully and in its entirety.

Who is making this solicitation?

The solicitation is being made by Toby R. Neugebauer, his affiliates Vicksburg and MN Trust, and the Fermi Founder Parties’ Nominees. Mr. Neugebauer is the Co-Founder and former Chief Executive Officer of the Company, who led the Company from incorporation in January 2025 through the development of the of the physical, financial, and regulatory foundation of Project Matador. Today, Mr. Neugebauer is the Company’s largest shareholder, with beneficial ownership of [●]% of the outstanding shares of Common Stock. In addition, Mr. Neugebauer believes that his immediate family members beneficially own an additional [●]% of the outstanding shares of Common Stock.

Why are the Fermi Founder Parties making this solicitation?

The Fermi Founder Parties are asking the shareholders of the Company to execute the BLUE proxy card accompanying this Proxy Statement and vote “FOR” each of the Proposals and Nominees.

The Fermi Founder Parties are seeking your support for the Proposals because they believe that the Board should immediately launch a credible and rigorous strategic review to evaluate the Company’s standalone plan against potential strategic transactions that could deliver full value to all shareholders and de-risk Project Matador, the Company’s scarce and strategically valuable platform for AI power and data-center infrastructure, in favor of an immediate and fair premium. The Special Meeting will offer shareholders their first opportunity to vote on the composition of the Board and the strategic direction of Fermi. The Fermi Founder Parties believe that electing the Nominees would install a Board majority who will give full and fair consideration to a value-maximizing sale or strategic partnership, in each case in the exercise of their fiduciary judgment, and deliver a referendum to the Board that shareholders favor a credible, independent, and rigorous review of all opportunities to maximize value for all shareholders, including a potential sale or strategic partnership.

Please see the section entitled “Reasons for the Solicitation” for additional information.

What proposals will be voted on at the Special Meeting?

Shareholders will be able to vote on the following four Proposals at the Special Meeting:

●	The Board Size Amendment Proposal: To amend Section 3.2 of the Bylaws to permit the Company’s shareholders to determine the number of directors on the Board, in the form set forth in this Proxy Statement.

●	The Board Increase Proposal: Contingent upon the adoption of the Board Size Amendment Proposal, to fix the number of directors on the Board at five directors more than the number of directors constituting the Board at the time this Board Increase Proposal becomes effective.

●	The Vacancy Proposal: Contingent upon the adoption of the Board Size Amendment Proposal and the Board Increase Proposal, to elect the following five candidates that have been nominated by Vicksburg Investments Management LLC pursuant to the Company’s Bylaws to fill the vacancies created pursuant to the Board Increase Proposal: Toby R. Neugebauer, David A. Daglio, Charles M. Elson, John T. Jimenez and Sunghee Janet Yang.

●	The Bylaws Restoration Proposal: To repeal any provision of the Bylaws in effect at the time this Bylaws Restoration Proposal becomes effective, including any amendments thereto, which were not included in the Bylaws that were in effect and were filed with the SEC on October 3, 2025.

What would the Fermi Founder Parties’ Nominees do if Elected?

The Fermi Founder Parties believe the Nominees would bring relevant skills, experience and impartial judgment to the Board. Because the Independent Nominees are independent and have made no commitments to the Fermi Founder Parties as to actions they will take if elected, the Fermi Founder Parties cannot predict how they would vote on any matter. However, the Fermi Founder Parties believe the Nominees would seek to ensure the Board gives full and fair consideration to a value-maximizing sale or strategic partnership, with the benefit of independent advisors and a review of any major tenant arrangement in light of its impact on shareholder value.

Who are the Fermi Founder Parties’ Nominees?

At the Special Meeting, the Fermi Founder Parties are seeking to increase the size of the Board and elect the five Nominees as directors of the Company. The Fermi Founder Parties believe the Nominees would bring significant skills and experience to the Board and would help the Board evaluate strategic alternatives and pursue full and fair value for shareholders.

●	Toby R. Neugebauer – Co-Founder and former Chief Executive Officer (until April 2026), Fermi Inc. (NASDAQ: FRMI)

●	David A. Daglio – Former Executive Vice President, Chief Investment Officer and Executive Director, Mellon Investments Corporation

●

Charles M. Elson – Retired Professor of Finance and Edgar S. Woolard Chair in Corporate Governance and Founding Director of the Weinberg Center for Corporate Governance at the University of Delaware; Former Of Counsel / Consultant, Holland & Knight LLP; Director, Enhabit, Inc. (NYSE: EHAB)

●	John T. Jimenez – Former Chief Financial Officer, BKV Corporation

●	Sunghee Janet Yang – Chief Financial Officer, Reveam Inc.

Who is entitled to vote at the Special Meeting, and how many votes do I have?

The close of business on [●], 2026, which is the date that this Notice is given to shareholders entitled to vote at the Special Meeting, is the Record Date for determining the shareholders entitled to vote at the Special Meeting. Each share of Common Stock is entitled to one vote on each of the Proposals.

Only shareholders of record on the Record Date will be entitled to notice of and to vote at the Special Meeting. Shareholders who sell their shares of Common Stock before the Record Date (or acquire them without voting rights after the Record Date) may not vote such shares of Common Stock. Shareholders of record on the Record Date will retain their voting rights in connection with the Special Meeting even if they sell such shares of Common Stock after the Record Date.

To the best of our knowledge, as of the close of business on the Record Date, there were [●] shares of Common Stock issued and outstanding. To the best of our knowledge, there are no other securities of the Company outstanding and entitled to vote at the Special Meeting.

How do proxies work?

The Fermi Founder Parties are asking you to appoint [●] as your proxy holder to vote your shares of Common Stock at the Special Meeting. You make this appointment by voting the enclosed BLUE proxy card or by using one of the voting methods described below. Giving us your proxy means you authorize the proxy holder to vote your shares at the Special Meeting, according to the directions you provide. You may vote for all, some or none of the Proposals and all, some or none of the five Nominees. Whether or not you are able to attend the Special Meeting, you are urged to vote “FOR” each of the Proposals and “FOR” each of the Nominees by following the instructions on the enclosed BLUE proxy card. All valid proxies received prior to the Special Meeting will be voted.

If you specify a choice with respect to any item by marking the appropriate box on the proxy, the shares of Common Stock will be voted in accordance with that specification and direction. If you return a signed BLUE proxy card and no direction is indicated as to any Proposal, then the BLUE proxy card will be voted in accordance with our recommendations as to any such Proposal: “FOR” the Board Size Amendment Proposal, “FOR” the Board Increase Proposal, “FOR” the election of each of the Nominees specified in the Vacancy Proposal and “FOR” the Bylaws Restoration Proposal, as applicable.

What is the difference between holding shares as a shareholder of record/registered shareholder and as a beneficial owner of shares?

If your shares of Common Stock are registered directly in your name with the Company’s transfer agent, you are considered a “shareholder of record” or a “registered shareholder” of those shares. As a shareholder of record, you may vote at the Special Meeting, or vote in advance through the internet, by telephone or by mail.

If your shares are held in an account at a bank, brokerage firm or other similar organization, then you are a beneficial owner of shares held in “street name.” In that case, you will receive our proxy materials from the bank, brokerage firm or other similar organization holding your account and, as a beneficial owner, you have the right to direct your bank, brokerage firm or similar organization as to how to vote the shares held in your account. Because the brokerage firm, bank or other nominee that holds your shares is the shareholder of record, if you wish to attend the Special Meeting and vote your shares, you must obtain a valid proxy from the firm that holds your shares giving you the right to vote the shares at the Special Meeting.

Where is the Special Meeting being held?

The Special Meeting will be held on May 29, 2026, at 9:00 a.m. Central Time at 620 S. Taylor St., Amarillo, TX 79101.

What is the quorum requirement for the Special Meeting?

A quorum is the minimum number of shares of Common Stock that must be represented at a duly called meeting in person or by proxy in order to legally conduct business at a meeting of shareholders. A majority of the Common Stock issued and outstanding and entitled to vote at the Special Meeting, present at the meeting or represented by proxy, will constitute a quorum at the Special Meeting. Shares that abstain from voting or withhold authority on any Proposal will be treated as shares of Common Stock that are present and entitled to vote at the Special Meeting for purposes of determining whether a quorum is present.

What is the effect of an “ABSTAIN” or “WITHHOLD” vote?

Abstentions are considered to be present and entitled to vote with respect to each relevant proposal but are not considered “votes cast” on the Proposals. Votes from shareholders to “ABSTAIN” with respect to the Board Size Amendment Proposal or the Bylaws Restoration Proposal will have the same effect as a vote “AGAINST” such Proposal. Votes from shareholders to “ABSTAIN” with respect to the Board Increase Proposal will have no effect on the outcome of such Proposal.

A “WITHHOLD” vote is not considered a vote cast for the election of a director nominee with respect to the Vacancy Proposal and will have no impact on the election of a director nominee.

What is a broker non-vote?

A “broker non-vote” occurs when a broker submits a proxy for the meeting with respect to a discretionary matter but does not vote on non-discretionary matters because the beneficial owner did not provide voting instructions on those matters. None of the matters to be voted on at the Special Meeting will be considered a discretionary matter under the rules of the New York Stock Exchange governing brokers’ discretionary authority (which apply to brokers who have record ownership of listed company stock, including stock such as the Company’s that is listed on the Nasdaq Stock Market LLC (“Nasdaq”)); therefore, each Proposal will be considered to be “non-routine” and a broker that is subject to such rules will not have authority to vote shares held by a beneficial owner without receiving instructions from the beneficial owner regarding each of the Proposals. If your shares are held of record by a bank, broker or other nominee, we urge you to give instructions to your bank, broker or other nominee as to how you wish your shares to be voted so you may participate in the shareholder voting on these important matters.

What vote is required to approve the proposals?

Approval of the Proposals requires the following shareholder votes:

●

The Board Size Amendment Proposal: Approval of the Board Size Amendment Proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock outstanding on the Record Date.

●

The Board Increase Proposal: Approval of the Board Increase Proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock present at the Special Meeting or represented by proxy at the Special Meeting and entitled to vote on the Board Increase Proposal, and who voted for or against the Board Increase Proposal.

●

The Vacancy Proposal: The election of a Nominee requires the affirmative vote of a plurality of the votes cast by the holders of shares of Common Stock outstanding on the Record Date, assuming a quorum is present, meaning that the Nominees receiving the highest numbers of “FOR” votes will be elected.

●	The Bylaws Restoration Proposal: Approval of the Bylaws Restoration Proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock outstanding on the Record Date.

What should I do in order to vote for the Proposals?

Your vote is important, no matter how many or how few shares of Common Stock you own. The Fermi Founder Parties urge you to vote “FOR” each of the Proposals by following the instructions on the enclosed BLUE proxy card.

●	If your shares of Common Stock are registered in your own name, please vote:

(i)	through the internet at any time prior to [●] on [●], 2026 by following the instructions on the enclosed BLUE proxy card;

(ii)	by telephone from the United States, by calling [●] at any time prior to [●] on [●], 2026; or

(iii)	by signing and dating the enclosed BLUE proxy card and returning it to the Fermi Founder Parties, c/o Saratoga, in the enclosed postage-paid envelope today.

●	If your shares of Common Stock are held in a brokerage account or bank, you are considered the beneficial owner of the shares of Common Stock, and these proxy materials, together with a voting form, are being forwarded to you by your broker or bank. As a beneficial owner, you must instruct your broker, trustee or other representative how to vote. Your broker cannot vote your shares of Common Stock on your behalf without your instructions. Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the internet. Please refer to the enclosed voting form for instructions on how to vote electronically. You may also vote by signing, dating and returning the enclosed voting form.

Since only your latest dated proxy card will count, we urge you not to vote any proxy card you receive from the Company. If you vote the Company’s proxy card, it will revoke any proxy card you may have previously sent to us, so we strongly encourage that the latest dated proxy card you vote is the BLUE proxy card.

What does it mean if I receive more than one BLUE proxy card?

It generally means that you hold shares registered in more than one account. In order to vote all of your shares, please sign, date, and return each BLUE proxy card you receive or, if you vote via the internet or telephone, vote once for each BLUE proxy card you receive.

How do I revoke a proxy?

Shareholders of the Company may revoke their proxies at any time prior to exercise by attending the Special Meeting and voting (although attendance at the Special Meeting will not in and of itself constitute revocation of a proxy) or by delivering a written notice of revocation. The delivery of a subsequently dated proxy (whether received from the Company or from us) which is properly completed will also constitute a revocation of any earlier proxy.

The revocation may be delivered either to the Fermi Founder Parties in care of Saratoga at the address set forth on the back cover of this Proxy Statement or to the Company at Fermi Inc., 620 S. Taylor St., Suite 301, Amarillo, TX 79101, or any other address provided by the Company. Although a revocation is effective if delivered to the Company, we request that either the original or photostatic copies of all revocations be mailed to the Fermi Founder Parties in care of Saratoga at the address set forth on the back cover of this Proxy Statement so that we will be aware of all revocations and can more accurately determine if and when proxies have been received from the holders of record on the Record Date of a majority of the outstanding shares of Common Stock.

Additionally, Saratoga may use this information to contact shareholders who have revoked their proxies in order to solicit later dated proxies for the approval of the Proposals.

Am I entitled to any appraisal or dissenters’ rights in connection with the solicitation?

Shareholders are not entitled to appraisal or dissenters’ rights in connection with the solicitation of proxies for the Special Meeting or this Proxy Statement.

Who should I call if I have any questions about the solicitation?

Saratoga is assisting the Fermi Founder Parties and the other Participants with their effort to solicit proxies. If you have any questions or require assistance in authorizing a proxy or voting your shares of Common Stock, please contact:

520 8th Avenue, 14th Floor

New York, NY 10018

(212) 257-1311

Shareholders call toll-free at (888) 368-0379

Email: info@saratogaproxy.com

Your vote is important, no matter how many or how few shares of Common Stock you own. The Fermi Founder Parties urge you to vote “FOR” each of the Proposals by following the instructions on the enclosed BLUE proxy card.

REASONS FOR THE SOLICITATION

Summary

Mr. Neugebauer called the Special Meeting so that shareholders will have a near-term opportunity to determine the future direction of Fermi.

Project Matador has become a scarce and strategically valuable platform for AI power and data-center infrastructure. The Fermi Founder Parties believe the Board should immediately launch a credible, well-executed dual-track process, led by independent financial and legal advisors, to evaluate the Company’s standalone plan against potential strategic transactions that may include a sale, merger, majority buyout, share exchange, or strategic partnership that could deliver a change of control premium and reduce remaining project execution risk. The Fermi Founder Parties believe that a strategic transaction could offer the greatest opportunity to de-risk the project for shareholders while delivering an immediate, full-value premium to the current stock price.

At the Special Meeting, shareholders will have the opportunity to elect a new Board majority of high-quality, impartial directors and deliver a referendum for a credible, independent process to unlock maximum shareholder value. The five Nominees, together with two current directors designated by Mr. Neugebauer’s affiliated entities (Miles Everson and Larry Kellerman), would constitute a Board majority that the Fermi Founder Parties believe would be prepared, subject at all times to their fiduciary duties, to oversee a rigorous dual-track review of all alternatives available to the Company.

On April 17, 2026, Mr. Neugebauer, as the then-current President and Chief Executive Officer of the Company, called the Special Meeting in order to expand the size of the Board and elect five directors, among other proposals. On May 4, 2026, the Company purported to cancel the Special Meeting. This Purported Meeting Cancellation would, if permitted to stand, strip shareholders of the near-term opportunity to determine the strategic direction of the Company. Mr. Neugebauer intends to challenge the Purported Meeting Cancellation and to protect shareholders’ rights to vote on the director candidates and other proposals that Mr. Neugebauer properly submitted at the Special Meeting.

The bottom line is straightforward: this solicitation is about achieving full value for shareholders, and the critical importance of full and free shareholder democracy to achieving it. Mr. Neugebauer does not intend to return to management if elected as a director, as evidenced by his preference for a strategic change-of-control transaction. Instead, his primary focus is ensuring that the future of Fermi is overseen by directors prepared to conduct an independent process that fully tests whether shareholders are best served by the standalone plan or by a value-maximizing transaction with a strategic or other counterparty.

Fermi is a world-class company built in record time to meet a defining AI-era infrastructure need.

Fermi was created to address a practical problem facing the AI economy: advanced computing requires enormous amounts of reliable power, delivered on timelines that the public grid often cannot meet without imposing additional burdens on ratepayers. Hyperscalers, data-center developers, chip manufacturers, utilities, energy companies and capital providers are all pursuing solutions that combine compute capacity with dedicated power supply. The Fermi Founder Parties believe Project Matador is among the largest and most actionable platforms positioned to meet this urgent market need.

Project Matador is designed as an approximately 7,500-acre, 17 gigawatt private power grid and data-center campus in Amarillo, Texas, intended to serve hyperscalers and other large power users through long-term tenant agreements.

In approximately 15 months, through mid-April 2026, the Fermi team achieved a series of milestones that demonstrate both Project Matador’s execution to date and its strategic value to third parties. Among other things, Fermi signed a 99-year ground lease with the Texas Tech University System; secured over 2 GW of total power generation once in combined cycle; obtained the nation’s second largest approximately 6 GW Clean Air Permit and filed an additional approximately 5 GW permit with the Texas Commission on Environmental Quality; secured approximately $1 billion in financing facilities, including a majority from Mitsubishi UFJ Financial Group; assembled a leading nuclear team; submitted a large-scale nuclear combined operating license application accepted for review by the Nuclear Regulatory Commission; partnered with Hyundai E&C; ordered key nuclear long-lead equipment from Doosan Enerbility; installed a 450 MMcfpd natural gas pipeline; secured water, Xcel power arrangements, transformers, switchgears and gas turbine equipment; and completed substantial early civil and power-related infrastructure.

The Company’s value rests on several connected assets. Each has independent strategic value, and together they create a platform that the Fermi Founder Parties believe would be difficult for third parties to recreate without years of effort, regulatory buy-in, and capital investment:

●	Land and Site Asset: The project leases a large, permittable hyperscale campus on Texas Tech University System land in Amarillo, Texas, adjacent to the U.S. Department of Energy’s Pantex facility. The site is positioned for multiple energy pathways, including near-term natural gas generation, advanced nuclear development, solar resources and behind-the-meter power delivery, and benefits from local and county economic arrangements, water rights and supporting civil works.

●	Regulatory and Nuclear Asset: Project Matador has secured hard-to-replicate permits, applications and regulatory milestones, including final approval of an approximately 6 GW Clean Air Permit, an additional approximately 5 GW Clean Air Permit filing, a Nuclear Regulatory Commission-accepted combined license application for four AP1000 reactors and participation in the Nuclear Regulatory Commission’s environmental impact statement pilot program. The project also benefits from nuclear development capabilities, including an experienced nuclear team, the Hyundai E&C relationship and long-lead nuclear equipment orders.

●	Power-Generation and Infrastructure Asset: The project has assembled long-lead equipment and commercial arrangements supporting a path to large-scale power generation, including secured or contracted power-generation assets supporting over 2 GW of capacity once in combined cycle and including Xcel, a 450 MMcfpd natural gas pipeline, Xcel power arrangements and tie-in infrastructure, significant amounts of high-voltage electrical equipment, Siemens SGT800 turbines and GE 6B Frame turbines.

●	Capital and Commercial Asset: The project has attracted substantial financing support, including approximately $1 billion in financing facilities with a majority from a leading global infrastructure lender (MUFG), and is being developed against strong tenant demand for large-scale power and data-center capacity.

●	Human Capital Asset: Fermi has assembled a formidable human capital base of more than 50 full-time employees spanning engineering, construction, data center, power, and operations leadership. The team has completed extensive engineering work across the site’s infrastructure, laying the technical foundation for execution at scale. Fermi has also cultivated a deep bench of strategic partners, including EPCs, engineering and architecture firms, supply chain providers, and regulators. Rounding out this foundation are meaningful relationships with the surrounding community and the regional labor force.

Taken together, these attributes support a clear investment reality: a buyer or strategic partner should value Fermi based on time-to-power, replacement cost, regulatory scarcity, and commercial demand. Those are assets that a qualified counterparty would likely struggle to assemble at comparable speed or scale on its own.

The Fermi Founder Parties believe that the Fermi stock price is disconnected from the rapidly appreciating fundamentals of Project Matador, and the right buyer may deliver more value for shareholders than the standalone tenant plan.

The Fermi Founder Parties believe the public markets are not giving Fermi full credit for the platform it has built. Fermi’s stock has declined since its IPO, which may be partially attributed to insider sales, a disruptive leadership transition, and tenant delays. During this same time, the fundamentals of the Company—Project Matador’s site position, regulatory milestones, long-lead equipment, financing and infrastructure—have significantly appreciated. The Fermi Founder Parties believe this disconnect should be addressed through a credible strategic alternatives review process.

Given Project Matador’s capital intensity, infrastructure complexity and multiparty execution demands, the Fermi Founder Parties believe it is possible that a third-party transaction could de-risk the project for shareholders while delivering an immediate, full-value premium to the current stock price. On a risk-adjusted basis, such a transaction could deliver more value to shareholders than the Company’s standalone tenant plan.

The Fermi Founder Parties believe a credible, immediate process would test whether there are buyers who would properly value the Company at its full and fair valuation, reflecting the scarcity of its assets. The Fermi Founder Parties believe that potential interest could come from several categories of buyers or partners, including hyperscalers, oil and gas majors, utilities and independent power producers, data center developers, chip manufacturers, private equity firms, infrastructure funds, and sovereign wealth funds.

These potential counterparties may value Fermi differently than public market investors because they may bring one or more advantages that Fermi does not have on a standalone basis: existing demand for power and data-center capacity, construction and operating expertise, or a balance sheet capable of funding the next phases of Project Matador at lower cost than a standalone public company. These counterparties would have the tools to fully execute on Project Matador and deliver on the Company’s world-class potential, while providing shareholders with full, near-term value of the project. From the perspective of shareholders, a full-value change of control transaction could recognize the value created to date and reduce the remaining development, financing, tenant, and execution risks through a negotiated transaction at a meaningful premium.

The Board has thus far refused to run a comprehensive and credible process to reach the full range of potential interested parties in pursuit of a value-maximizing alternative.

On April 20, 2026, Mr. Neugebauer wrote privately to the Company calling for the Board to execute on a value-maximizing sale to a third party, which was followed later that day by a public press release. The next day, April 21, the Company conveyed that the Board would explore this alternative and establish formal governance processes to do so.

Later that day, however, the Company announced that it did not believe that a sale would be in the best interests of “continued momentum on Project Matador, ability to serve potential tenants and long-term value creation for shareholders.” This determination was apparently made without any Board-level review, independent, advisor-led process, or even Board deliberation, even though publicly foreclosing a sale before completing a credible strategic review risks chilling interest from buyers or partners who may otherwise be prepared to deliver full value for the Company.

Despite an apparent judgment on the desirability of one of the most credible value-maximizing paths for any company, the Company nonetheless promised that the Board would “carefully review” all avenues to maximize shareholder value. The Company did not provide any clarity around objectives, process, timeline, independent advisers, or range of potential counterparties who would be contacted in this so-called careful review.

Shareholders should have the opportunity to elect directors who are prepared to evaluate all options with an open mind and in accordance with their fiduciary duties, without prejudging the desirability of any one option.

Mr. Neugebauer called the Special Meeting to provide shareholders with their first opportunity to vote on the composition of the Board and the strategic direction of Fermi.

On April 16, 2026, Mr. Neugebauer was informed that a majority of the Fermi Board intended to remove him without cause as Chief Executive Officer. In light of the impending unplanned leadership transition, which would come at the end of a week when the stock had risen 38%, Mr. Neugebauer decided that shareholders deserved their first opportunity to vote on the future of Fermi. Shortly before he was removed as Chief Executive Officer, in his then-current capacity as President and Chief Executive Officer, Mr. Neugebauer formally called the Special Meeting to consider an expansion of the Board and the election of five highly qualified director candidates.

Because the Company has not yet announced its first annual meeting of shareholders, the Special Meeting, if held as properly called by Mr. Neugebauer, will be the first chance for shareholder democracy since the IPO. Shareholders, as the owners of Fermi, should decide whether they want a reconstituted Board to launch a credible and prompt dual-track process to maximize value.

The Fermi Founder Parties believe that holding the Special Meeting and electing their five highly-qualified director candidates are essential for securing the future of Fermi, and any delay in voting on these proposals beyond May 29, 2026 would result in substantial and irreparable harm to the value of Fermi.

The Nominees will bring impartial judgment to a strategic review.

The purpose of this solicitation is to give shareholders a vote on the future direction of Fermi and to ensure that the Company has a Board willing to impartially evaluate all value-maximizing alternatives against the standalone plan.

The Fermi Founder Parties have identified five high-quality Nominees, four of whom are independent of Mr. Neugebauer. The five Nominees, together with two current directors designated by Mr. Neugebauer’s affiliated entities (Miles Everson and Larry Kellerman), would constitute a Board majority that the Fermi Founder Parties believe would be prepared, subject at all times to their fiduciary duties, to oversee a rigorous dual-track review of all alternatives available to the Company.

The Fermi Founder Parties’ nomination of Mr. Neugebauer does not mean that he would return to the Company in an executive capacity following the Special Meeting. The Fermi Founder Parties’ focus is maximizing value for all shareholders through a credible governance process and, if supported by the results of that process, a third-party change of control transaction or other strategic alternative

The Fermi Founder Parties believe the Nominees will give full and fair consideration to a value-maximizing sale, merger, strategic partnership or other transaction, in each case in the exercise of their independent fiduciary judgment. They also should evaluate the Company’s standalone plan on its merits. Any review should include engaging independent financial and legal advisors, establishing appropriate governance protocols, contacting credible strategic and financial counterparties, evaluating financing and tenant pathways, comparing the Company’s standalone plan against third-party alternatives and pursuing a transaction only if that path offers the best risk-adjusted value for all shareholders. The Fermi Founder Parties also believe the Nominees will evaluate REIT status, the Company’s charter provisions, and corporate governance arrangements to identify and act on all opportunities to enhance value.

For these reasons, the Fermi Founder Parties urge shareholders to support the election of the Nominees and approve the other proposals at the Special Meeting. The future of Fermi should be overseen by directors prepared to conduct a credible, independent and rigorous review of all opportunities to maximize value for shareholders, including a potential sale or strategic partnership if that is the best available path.

PROPOSAL NO. 1—BOARD SIZE AMENDMENT PROPOSAL

Section 3.2 of the Bylaws currently provides that the size of the Board may be determined solely by resolution of the Board. The Board Size Amendment Proposal would amend Section 3.2 of the Bylaws to provide that the number of directors on the Board may be determined from time to time by resolution of the shareholders of the Company or by resolution of the Board. The Fermi Founder Parties believe that allowing shareholders to determine the size of the Board would ensure that shareholders can increase the size of the Board and elect directors, such as the Nominees is the Fermi Founder Parties are proposing at the Special Meeting if this proposal passes.

The following is the text of the Board Size Amendment Proposal:

To amend Section 3.2 of the Bylaws to permit shareholders to determine the number of directors, in the form set forth below:

3.2 Number and Tenure

The Board of Directors shall consist of one or more members, each of whom shall be a natural person. Unless the Certificate of Formation fixes the number of directors, the number of directors shall be determined from time to time by either resolution of the Board of Directors or a resolution of the shareholders adopted at an annual or special meeting of shareholders, or action by written consent in lieu thereof. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

For purposes of these Bylaws, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. As set forth in Article V of the Certificate of Formation, the directors shall initially be divided into three classes (each, a “Class”) as nearly equal in size as is practicable, designated Class I, Class II and Class III, until the annual meeting of shareholders to be held in 2029, at which time, a phase-in of a declassified Board of Directors shall begin as specified in the Certificate of Formation. Except as otherwise provided in the Certificate of Formation, each director shall serve for a term ending on the date of the third annual meeting of shareholders next following the annual meeting at which such director was elected. Commencing with the annual meeting of shareholders to be held in 2029, directors succeeding those whose terms are then expired shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the year following the year of their election. Commencing with the annual meeting of shareholders to be held in 2031, the classification of the Board of Directors shall fully terminate, and all directors shall be of one class and elected at each annual meeting of shareholders.

The directors shall be elected at each annual meeting of the shareholders, except as provided in Section 3.3 of this Article III, and each director elected shall hold office until the expiration of the term for which elected and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation or removal. Directors need not be shareholders of the Corporation.

Proposal 2, the Board Increase Proposal, is contingent upon approval of this Board Size Amendment Proposal. Proposal 3, the Vacancy Proposal, is contingent upon approval of the Board Increase Proposal and this Board Size Amendment Proposal. Approval of this Proposal would allow shareholders to act on the Board Increase Proposal to increase the number of directors on the Board by five members, which would in turn allow shareholders to act on the Vacancy Proposal to elect the Fermi Founder Parties’ five Nominees to the Board. If this Proposal is not approved, shareholders would not be able to increase the number of directors on the Board pursuant to the Board Increase Proposal and would not be able to elect the Nominees to the Board pursuant to the Vacancy Proposal, notwithstanding that the requisite amount of votes is obtained for either Proposal.

Approval of the Board Size Amendment Proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock outstanding on the Record Date. Abstentions and broker non-votes will therefore have the same effect as a vote “AGAINST” the Board Size Amendment Proposal.

WE STRONGLY URGE YOU TO VOTE “FOR” THE BOARD SIZE AMENDMENT PROPOSAL ON THE

ENCLOSED BLUE PROXY CARD

PROPOSAL NO. 2—BOARD INCREASE PROPOSAL

The Board Increase Proposal is contingent upon approval of the Board Size Amendment Proposal. If the Board Size Amendment Proposal is approved, the Board Increase Proposal would fix the number of directors constituting the Board at five (5) directors more than the number of directors constituting the Board immediately prior to the time the Board Increase Proposal becomes effective. The purpose of the Board Increase Proposal is to increase the size of the Board by five (5) directors so that the shareholders may elect the Nominees to the Board at the Special Meeting.

The following is the text of the Board Increase Proposal:

Contingent upon the adoption of the Board Size Amendment Proposal, to fix the number of directors at five directors more than the number of directors at the time this proposal becomes effective.

Proposal 3, the Vacancy Proposal, is contingent upon approval of the Board Size Amendment Proposal and this Board Increase Proposal. Approval of this Proposal would allow shareholders to act on the Vacancy Proposal to elect the Fermi Founder Parties’ five Nominees to the Board. If this Proposal is not approved, shareholders would not be able to elect the Nominees to the Board pursuant to the Vacancy Proposal, notwithstanding that the requisite amount of votes is obtained for such Proposal.

Approval of the Board Increase Proposal requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Special Meeting and entitled to vote on the Board Increase Proposal, and who voted for or against the Board Increase Proposal. Abstentions and broker non-votes will therefore have no effect on the vote for the Board Increase Proposal.

WE STRONGLY URGE YOU TO VOTE “FOR” THE BOARD INCREASE PROPOSAL ON THE

ENCLOSED BLUE PROXY CARD

PROPOSAL NO. 3—VACANCY PROPOSAL

The Board currently consists of seven directors. Through the Board Size Amendment Proposal, the Board Increase Proposal and the Vacancy Proposal at the Special Meeting, the Fermi Founder Parties are seeking to increase the size of the Board and elect Toby R. Neugebauer and four other highly qualified Nominees who have the skills, experience, and independent fiduciary judgment to contribute to the Board’s oversight, including of a potential value-maximizing sale. Each Nominee is an accomplished director who brings substantial expertise directly relevant to the opportunities before Fermi. At this critical juncture, shareholders deserve a Board with the independence, judgment, and experience to drive sound decision-making, rigorously evaluate strategic alternatives, and pursue full and fair value for all shareholders.

The following is the text of the Vacancy Proposal:

Contingent upon the adoption of the Board Size Amendment Proposal and the Board Increase Proposal, to elect the following five candidates that have been nominated by Vicksburg Investments Management LLC pursuant to the Company’s Bylaws to fill the vacancies created pursuant to the Board Increase Proposal: Toby R. Neugebauer, David A. Daglio, Charles M. Elson, John T. Jimenez and Sunghee Janet Yang.

Set forth below are the names, ages and business experience for the past five years and certain other information furnished to us by the Nominees, as well as a discussion of the specific experience, qualifications, attributes or skills that led to our conclusion that each Nominee should serve as a director for the Company.

Toby R. Neugebauer Age: 54

Toby R. Neugebauer is a Co-Founder of the Company and previously served as the President and Chief Executive Officer of the Company and its predecessor, Fermi LLC, from January 2025 until April 2026. Since 2016, Mr. Neugebauer has also served as the principal and managing partner of his family office through various entities. Mr. Neugebauer is a seasoned investor and entrepreneur in energy infrastructure, with a career spanning private equity, investment banking, and strategic development. Mr. Neugebauer served as the Chief Executive Officer and Executive Chairman of GloriFi Inc., a fintech company, from 2021 to 2022, Co-Founder and Chairman of the Executive Committee of Crestmoor Advisors, a wealth management firm, from 2018 to 2024, and Co-Founder and Co-Managing Partner of Quantum Energy Partners, a dedicated energy private equity firm, from 1998 to 2014. Mr. Neugebauer founded Windrock Capital, a specialized energy investment bank, in 1998, which was later acquired by Macquarie, marking a successful exit in the financial services sector.

Mr. Neugebauer has served on numerous boards across the energy value chain, leading projects in private water infrastructure and fintech ventures. Mr. Neugebauer has served as a director of the Company since its initial public offering in September 2025. Mr. Neugebauer holds a B.B.A. in Finance from New York University.

We believe Mr. Neugebauer’s proven record of in-depth industry knowledge, board and company management expertise, and personal understanding of the Company’s mission and operations as its Co-Founder make Mr. Neugebauer well qualified to serve on the Board.

David A. Daglio Age: 59

David A. Daglio served as Chief Investment Officer and Global Investment Strategist of TwinFocus Capital Partners, a private investment firm, from 2023 to April 2026. Mr. Daglio is currently in the process of launching Longnook Ventures, LLC, an asset management firm. He previously served in various leadership roles at Mellon Investments Corporation, a global investment manager, including as a non-executive director from 2019 to 2020, and as Chief Investment Officer, Executive Vice President and Executive Director from 2017 to 2019. During this tenure, he oversaw the integration of Mellon Capital, The Boston Company, and Standish into a unified $500 billion asset manager, the 7th largest in the world, and served as portfolio manager of hedge funds and value based equity strategies. In 2021, Mr. Daglio founded BC-GUMPS, a specialty investment firm focused on systematic recession protection through Credit Default Swaps, which he sold to TwinFocus in 2022. He also maintains a portfolio of private investments, providing direct insight into capital allocation and operational governance across diverse industries.

Mr. Daglio served on the boards of directors of Alkermes plc (Nasdaq: ALKS) from 2020 to 2025 and Total Brain Limited (ASX: TTB) from 2020 to 2022. Mr. Daglio also served as Executive in Residence at the Lally School of Management at Rensselaer Polytechnic Institute from 2019 to 2020. Mr. Daglio holds a B.S. in Mechanical Engineering from the Rensselaer Polytechnic Institute and an M.B.A. from New York University’s Stern School of Business, and is a Chartered Financial Analyst.

We believe Mr. Daglio’s seasoned management, corporate governance, and investment perspectives—spanning institutional oversight, specialized financial engineering, and his current leadership at Longnook Ventures—make him well qualified to serve on the Board.

Charles M. Elson Age: 66

Charles M. Elson has served as Executive Editor-at-Large at Directors & Boards magazine, a publication for public and private company directors and C-suite executives with a focus on corporate governance practices and trends, since 2020. Mr. Elson previously served as Of Counsel/Consultant to Holland & Knight LLP, a multinational law firm, from 1995 to 2024, taught as a Lecturer in Law at the University of Pennsylvania Carey Law School in 2023, and served as Professor of Finance, Edgar S. Woolard, Jr. Chair in Corporate Governance and Founding Director of the John L. Weinberg Center for Corporate Governance at Alfred Lerner College of Business and Economics, University of Delaware from 2000 to 2021.

Mr. Elson served as a director of Enhabit, Inc. (NYSE: EHAB) since 2022 and previously served on the boards of directors of Blue Bell Creameries from 2019 to 2024 and Encompass Health Corp. (NYSE: EHC) from 2004 to 2022. Mr. Elson has served as Vice Chairman of the American Bar Association’s Committee on Corporate Governance since 1998. Mr. Elson is also a member of the National Association of Corporate Directors Best Practices Council on Coping with Fraud and Other Illegal Activity and various Blue Ribbon Commissions including the commissions on Director Compensation, Director Professionalism, CEO Succession, Audit Committees, Strategic Planning, and Director Evaluation. Mr. Elson holds a J.D. from University of Virginia School of Law and an A.B. in History from Harvard College.

We believe Mr. Elson’s extensive corporate governance expertise, public company board experience, and legal and academic background make him well qualified to serve on the Board.

John T. Jimenez Age: 56

John T. Jimenez served as Chief Financial Officer of BKV Corporation (NYSE: BKV), an energy company focused on natural gas production, power generation and carbon capture, from 2021 to 2025, playing a critical role in the company’s expansion into power generation and its subsequent initial public offering, as well as leading capital formation, joint ventures, acquisitions, and governance initiatives that contributed to a $1 billion-plus increase in shareholder value. From 2019 to 2021, Mr. Jimenez served as Chief Financial Officer of Gas and Power Trading Americas, BP Plc (NYSE: BP), a global energy provider, and a member of the board of directors of BP Energy Company, a subsidiary of BP Plc. Mr. Jimenez also served as interim Chief Executive Officer of VAKT Global Limited, a technology venture backed by five of the world’s largest oil and gas producers that developed the first enterprise-scale distributed ledger platform for physical energy trading, in 2018. Prior to that, he served in various positions at various affiliates of BP Plc, including Vice President and Head of IST Global Finance Services from 2016 to 2017, Transformation Director from 2014 to 2015, Chief of Staff and Vice President of HR Strategy and Planning form 2012 to 2014 and Finance Director—Group HR from 2006 to 2012.

Mr. Jimenez served on the board of directors of BP Energy Company, a subsidiary of BP Plc, from 2019 to 2021 and as Chairman of the board of directors of VAKT Holdings Ltd from 2019 to 2021. Mr. Jimenez holds a B.A. in Accounting from Saint Mary’s University of Minnesota and an M.B.A. from the Kellogg School of Management at Northwestern University.

We believe Mr. Jimenez’s extensive leadership experience at energy companies and finance, regulatory, corporate governance, and cross-border background make him well qualified to serve on the Board.

Sunghee Janet Yang Age: 45

Sunghee Janet Yang has been the Chief Financial Officer for Reveam, Inc., a developer and operator of electronic cold-pasteurization treatment systems, since September 2024. From May 2023 to September 2024, Ms. Yang held the role of Research Director, Energy and Mining at GMT Capital Corp., the global long/short equity investment manager of the Bay Resource Partners Funds. She served as Executive Vice President and Chief Financial Officer of W&T Offshore, Inc. (NYSE: WTI), a Texas-based oil and gas exploration and production company, from November 2018 to May 2023. While at W&T Offshore, Inc., Ms. Yang was responsible for $1.7 billion in financing transactions and played a key role in other strategic initiatives, including a substantial deleveraging of the company and originating the company’s partnerships with leading, international energy companies such as Baker Hughes General Electric and South Korea’s state-owned oil company, Korea National Oil Corporation. Earlier in her career, Ms. Yang held positions in research and investment analysis at BlackGold Capital Management, investment banking at Raymond James and energy trading at Allegheny Energy.

Since November 2024, Ms. Yang has served on the board of directors of Integra Resources Corp. (NYSE American: ITRG), a precious metals producer in the western United States. She has also served on the board of directors of Saturn Oil & Gas Inc. (TSX: SOIL), a Canadian energy company, since June 2023. Ms. Yang previously served as a director at Florida Canyon Gold Inc. (TSXV: FCGV), another precious metals producer, from July 2024 until its acquisition by Integra Resources Corp. in November 2024, and at precious metals producer Argonaut Gold Inc. (TSX: AR) from August 2023 until its acquisition by Alamos Gold Inc. in July 2024. Ms. Yang holds a Master of Business Administration degree from the Booth School of Business at the University of Chicago, as well as a Bachelor of Arts degree in Economics from Rice University.

We believe Ms. Yang’s substantial experience in the energy industry and deep financial and investment knowledge make her well qualified to serve on the Board.

As of the date hereof, none of the Nominees other than Mr. Neugebauer hold shares of Common Stock or any other securities of the Company, and none of the Nominees other than Mr. Neugebauer has entered into any transactions in the securities of the Company during the past two years. For information regarding the beneficial ownership of Common Stock by each of the participants to this solicitation, please see the section entitled “Additional Participant Information.” For information regarding purchases and sales of securities of the Company during the past two years by each of the participants to this solicitation, please see Schedule I.

Each of the Nominees is a citizen of the United States of America. Mr. Jimenez is also a citizen of the United Kingdom.

Each of the Nominees has consented to being named as a nominee, being named as a nominee of the Fermi Founder Parties in any proxy statement relating to the Special Meeting and serving as a director of the Company if elected.

Vicksburg has signed nomination agreements with each of the Independent Nominees, pursuant to which each Independent Nominee consented to being named as a nominee in the notice provided by Vicksburg and certain of its affiliates to the Company, being named as a nominee of Vicksburg in any proxy statement and form of proxy relating to the Special Meeting and serving as a director of the Company if so elected and pursuant to which, in consideration for such Independent Nominee’s agreement to serve as a nominee, Vicksburg agreed (i) to indemnify such Independent Nominee against claims relating to such Independent Nominee’s role as a nominee for director of the Company or otherwise arising from or in connection with or relating to the proxy solicitation of the participants to this solicitation and (ii) to pay such Independent Nominee (x) $25,000 in cash upon the filing of a preliminary proxy statement that names such Independent Nominee as a member of the slate of Vicksburg and (y) $25,000 in cash upon the filing of a definitive proxy statement that names such Independent Nominee as a member of the slate of Vicksburg.

Except as otherwise disclosed in this Proxy Statement (including the Schedules hereto), there are no arrangements or understandings between the participants in this solicitation or any other person or persons pursuant to which the Proposals are to be brought or the nomination of the Nominees described herein is to be made. Except as otherwise disclosed in this Proxy Statement (including the Schedules hereto), none of the Nominees is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries in any material pending legal proceedings.

The Fermi Founder Parties believe that, with the exception of Mr. Neugebauer, each Nominee presently is, and if elected as a director of the Company, would qualify as, an “independent director” within the meaning of (i) applicable Nasdaq listing standards applicable to board composition and (ii) Section 301 of the Sarbanes-Oxley Act of 2002. Notwithstanding the foregoing, the Fermi Founder Parties acknowledge that no director of a Nasdaq listed company qualifies as “independent” under the Nasdaq listing standards unless the board of directors affirmatively determines that such director is independent under such standards. Accordingly, the Fermi Founder Parties acknowledge that if any Independent Nominee is elected, the determination of the Independent Nominee’s independence under the Nasdaq listing standards ultimately rests with the judgment and discretion of the Board.

Except as otherwise set forth in this Proxy Statement (including the Schedules hereto), (i) during the past 10 years, no Nominee has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no Nominee directly or indirectly beneficially owns any securities of the Company; (iii) no Nominee owns any securities of the Company which are owned of record but not beneficially; (iv) no Nominee has purchased or sold any securities of the Company during the past two years; (v) no part of the purchase price or market value of the securities of the Company owned by any Nominee is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no Nominee is, or within the past year was, a party to any contracts, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any Nominee owns beneficially, directly or indirectly, any securities of the Company; (viii) no Nominee owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company; (ix) no Nominee or any of his or her associates or immediate family members was a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) no Nominee or any of his or her associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party; (xi) no Nominee has a substantial interest, direct or indirect, by securities holdings or otherwise in any matter to be acted on at the Special Meeting; (xii) no Nominee holds any positions or offices with the Company; (xiii) no Nominee has a family relationship with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer; (xiv) no companies or organizations, with which any of the Nominees other than Mr. Neugebauer has been employed in the past five years, is a parent, subsidiary or other affiliate of the Company; and (xv) there are no material proceedings to which any Nominee or any of his or her associates is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries. Except as otherwise disclosed in this Proxy Statement (including the Schedules hereto), with respect to each of the Nominees, (a) none of the events enumerated in Item 401(f)(1)-(8) of Regulation S-K (“Regulation S-K”) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) occurred during the past 10 years, (b) there are no relationships involving any Nominee or any of such Nominee’s associates that would have required disclosure under Item 407(e)(4) of Regulation S-K had such Nominee been a director of the Company, and (c) none of the Nominees nor any of their associates has received any fees earned or paid in cash, stock awards, option awards, non-equity incentive plan compensation, changes in pension value or nonqualified deferred compensation earnings or any other compensation from the Company during the Company’s last completed fiscal year, or was subject to any other compensation arrangement described in Item 402 of Regulation S-K.

The Independent Nominees are independent of us and have not made any commitment to us as to actions they will take if elected as directors of the Company. We believe that the Nominees are highly qualified and, if elected, would undertake a thorough review of Fermi’s strategy and operations and bring their skills and experience to bear in seeking to ensure the Board considers all paths to shareholder value, including a full-value sale to a third party.

The Nominees, if elected at the Special Meeting, would hold office until the Company’s 2026 annual meeting of shareholders (the “2026 Annual Meeting”) or until their respective successors have been duly elected and qualified. Each of the Nominees has consented to being named as a nominee in this Proxy Statement and, if elected, to serving as a director of the Company.

In addition, each of the Nominees understands that, if elected as a director of the Company, each Nominee would have an obligation to act in the best interests of the Company and its shareholders in accordance with his or her duties as a director. The nomination of the Nominees was made in a timely manner and in compliance with the applicable provisions of the Company’s governing instruments.

We do not expect that the Nominees will be unable to stand for election, but, in the event any Nominee is unable to serve or for good cause will not serve, the shares of Common Stock represented by the enclosed BLUE proxy card will be voted for substitute nominee(s), to the extent this is not prohibited under the Bylaws and applicable law. In addition, we reserve the right to nominate substitute person(s) if the Company makes or announces any changes to the Bylaws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any Nominee, to the extent this is not prohibited under the Bylaws and applicable law. In any such case, we would identify and properly nominate such substitute nominee(s) in accordance with the Bylaws and the shares of Common Stock represented by the enclosed BLUE proxy card will be voted for such substitute nominee(s). We reserve the right to nominate additional person(s), to the extent this is not prohibited under the Bylaws and applicable law, if the Company increases the size of the Board above its existing size or increases the number of directors that may be elected to the Board at the Special Meeting.

Shareholders should understand that all shares of Common Stock represented by the enclosed BLUE proxy card will be voted at the Special Meeting as marked or, if no voting instruction is provided as to a Proposal on a properly executed proxy card, as recommended by the Fermi Founder Parties as to any such Proposal.

The election of a Nominee requires the affirmative vote of a plurality of the votes cast by holders of shares of Common Stock outstanding on the Record Date, assuming a quorum is present. Withhold votes will have no effect on the outcome of the Vacancy Proposal.

WE STRONGLY URGE YOU TO VOTE “FOR” THE ELECTION OF ALL OF THE NOMINEES ON

THE ENCLOSED BLUE PROXY CARD

PROPOSAL NO. 4—BYLAWS RESTORATION PROPOSAL

The Bylaws Restoration Proposal seeks to repeal any provision of the Bylaws that was not included in the Bylaws and filed with the SEC on or prior to October 3, 2025. Approval of the Bylaws Restoration Proposal would have the effect of repealing any such provisions or amendments. We believe the Bylaws Restoration Proposal is necessary to ensure that shareholders will be able to take action at the Special Meeting without modification of their rights in a manner that impedes the effectiveness of the other Proposals or otherwise contravenes the will of shareholders. The Fermi Founder Parties are not currently aware of any Bylaw provisions that would be repealed by the adoption of the Bylaws Restoration Proposal.

The following is the text of the Bylaws Restoration Proposal:

To repeal any provision of the Bylaws in effect at the time this proposal becomes effective, including any amendments thereto, which were not included in the Bylaws that were in effect and were filed with the SEC on October 3, 2025.

Approval of the Bylaws Restoration Proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock outstanding on the Record Date. Abstentions and broker non-votes will therefore have the same effect as a vote “AGAINST” the Bylaws Restoration Proposal.

WE STRONGLY URGE YOU TO VOTE “FOR” THE BYLAWS RESTORATION PROPOSAL ON THE

ENCLOSED BLUE PROXY CARD

SOLICITATION OF PROXIES

Proxies may be solicited by mail, facsimile, telephone, electronic mail, in person and by advertisements. Solicitations may also be made by certain of the respective directors, officers, members and employees of the Participants, none of whom will, except as described elsewhere in this Proxy Statement, receive additional compensation for such solicitation. The Nominees may make solicitations of proxies but, except as described herein, will not receive compensation for acting as nominees.

We have retained Saratoga for solicitation and advisory services in connection with solicitations relating to the Special Meeting. Saratoga will receive an estimated fee of approximately $[●], plus payment of any variable service fees and reimbursement of its reasonable costs and expenses. Saratoga has advised us that approximately [●] of its employees will be involved in the solicitation of proxies on our behalf. We have agreed to indemnify Saratoga in its capacity as solicitation agent against certain liabilities and expenses in connection with the solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding proxy solicitation materials to beneficial owners of Common Stock held as of the Record Date. We will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection herewith. In addition, representatives of the Fermi Founder Parties may solicit proxies as part of their duties in the normal course of their employment or service without any additional compensation.

The Fermi Founder Parties will pay all costs of the solicitation of proxies described in this Proxy Statement for the Special Meeting. The Fermi Founder Parties intend to seek reimbursement of those costs from the Company if any Nominees are elected to the Board. The Fermi Founder Parties do not currently intend to submit the question of such reimbursement to a vote of the shareholders of the Company. The expenses incurred by the Fermi Founder Parties or on their behalf to date in furtherance of, or in connection with, the solicitation of proxies for the Special Meeting are $[●], and the Fermi Founder Parties anticipate that their total expenses will be approximately $[●]. The actual amount could be higher or lower depending on the facts and circumstances arising in connection with any such solicitation.

ADDITIONAL PARTICIPANT INFORMATION

The percentages set forth below are calculated based upon an aggregate of 629,839,790 shares of Common Stock outstanding as of March 23, 2026 (which number is provided in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 30, 2026) and 7,500,000 shares of Common Stock underlying restricted stock units held by Mr. Neugebauer.

The “Participants” in the proxy solicitation are Mr. Neugebauer, Vicksburg, MN Trust and the Independent Nominees (each, a “Participant” and, collectively, the “Participants”).

The principal business of Vicksburg is as an investment firm. The principal business of MN Trust is to hold assets in trust. Mr. Neugebauer’s principal occupation is as Principal and Managing Partner of his family office, with business address 10777 Strait Lane, Dallas, TX 75229 and, until April 2026, was as Co-Founder, President and Chief Executive Officer of the Company, a private power grid builder serving hyperscaler companies, with business address 620 S. Taylor St., Suite 301, Amarillo, TX 79101. The principal occupation of each of the Nominees is included elsewhere in this Proxy Statement.

The business address of each of Mr. Neugebauer, Vicksburg and MN Trust is 10777 Strait Lane, Dallas, TX 75229, and the business address of each Nominee other than Mr. Neugebauer is c/o Toby R. Neugebauer, 10777 Strait Lane, Dallas, TX 75229.

As of the date hereof, the Fermi Founder Parties have combined beneficial ownership in the Company of an aggregate of 146,516,035 shares of Common Stock, or approximately 23.0% of the shares of the Company’s Common Stock outstanding. Mr. Neugebauer beneficially owns 146,516,035 shares of Common Stock, composed of 7,500,000 shares of Common Stock underlying restricted stock units held by Mr. Neugebauer, 44,656,376 shares of Common Stock held directly by Vicksburg (of which Mr. Neugebauer is a managing member) and 94,359,659 shares of Common Stock held directly by MN Trust (of which Mr. Neugebauer is investment trustee). Vicksburg directly holds 44,656,376 shares of Common Stock, including 100 shares held of record. MN Trust directly holds 94,359,659 shares of Common Stock, including 100 shares held of record. For information regarding transactions in securities of the Company during the past two years by the Participants, please see Schedule I attached hereto.

Mr. Neugebauer was the Chief Executive Officer and a Director of With Purpose, Inc. (d/b/a GloriFi) (“GloriFi”), which filed a voluntary bankruptcy petition on February 8, 2023 in the U.S. Bankruptcy Court for the Northern District of Texas, entering Chapter 7 liquidation. At filing, GloriFi had ceased meaningful operations, and the case centered on disputes over ownership and value of its remaining assets, primarily intellectual property and potential litigation claims, including challenges by secured creditors asserting prepetition foreclosure on key assets. On March 3, 2023, a group of GloriFi investors filed a lawsuit in the 191st Judicial District of the District Court of Dallas County, Texas, against Mr. Neugebauer and related entities, alleging (i) fraudulent inducement, (ii) negligent misrepresentation, (iii) breach of fiduciary duty, (iv) unjust enrichment, and (v) exemplary damages. On May 16, 2024, and on May 17, 2024, Mr. Neugebauer and related entities also filed lawsuits in the District of Georgia and District of Delaware, respectively, against certain GloriFi investors alleging, among other things, investor violations under the Racketeer Influenced and Corrupt Organizations Act (RICO) as it relates to GloriFi; these actions have been temporarily stayed in connection with the bankruptcy proceedings but may be resumed. On February 7, 2025, the Chapter 7 Trustee in GloriFi’s bankruptcy proceedings filed a series of adversary proceedings against Mr. Neugebauer and his related entities alleging a series of fraudulent transfers and breaches of fiduciary duties.

In connection with the Company’s IPO, the Company entered into a Registration Rights Agreement, dated as of October 2, 2025 (the “Registration Rights Agreement”), with certain holders of the Company’s securities, including certain of the Participants (collectively, the “Holders”). Pursuant to the terms of the Registration Rights Agreement, the Holders may require the Company to register certain shares of Common Stock held by them for resale and have piggyback rights with respect to certain offerings of Common Stock, including underwritten shelf takedowns and block trades, in each case subject to customary limitations and allocation procedures. The registration rights are transferable in certain circumstances and terminate with respect to any Holder upon the earlier of the fifth anniversary of the Registration Rights Agreement and such time as such Holder no longer holds Registrable Securities (as defined in the Registration Rights Agreement). The Company has agreed to bear customary registration expenses (other than underwriting discounts and commissions and transfer taxes), and the parties have agreed to customary indemnification, contribution, and lock-up provisions.

On August 2, 2025, Mr. Neugebauer received a grant of 7.5 million restricted equity units (as adjusted for a 3-for-1 stock split effected upon consummation of the IPO), which were subsequently converted to restricted stock units in connection with the IPO. On October 6, 2025, the Company entered into an Employment Agreement (the “Neugebauer Employment Agreement”) with Mr. Neugebauer, pursuant to which Mr. Neugebauer served as the Company’s Chief Executive Officer and President and served as a member of the Board. Under the Neugebauer Employment Agreement, Mr. Neugebauer is entitled to an annual base salary of $500,000 and equity-based compensation in the form of semi-annual “Top-Up Grants,” consisting of vested shares of Common Stock, designed such that, following each grant, Mr. Neugebauer receives 40% of the sum of (1) the aggregate number of shares underlying awards granted under the Company’s long-term incentive plan and any other equity-based incentive plan to other employees or service providers during the immediately preceding six-month period, and (2) the Top-Up Grant. A special Top-Up Grant will be made immediately prior to a change in control.

On September 30, 2025, the Company entered into a Director Nomination Agreement (the “Director Nomination Agreement”) with TMNN Manager LLC (“TMNN”), for which Mr. Neugebauer is a managing member, Caddis Holdings LLC and MN Trust (each, an “Investor”), effective upon the closing of the IPO. Pursuant to the Director Nomination Agreement, the Company agreed to provide the Investors with certain rights to designate individuals for nomination to the Board and to take all necessary corporate actions to enable each Investor to designate and effect the election or appointment of its director nominee, including by increasing the size of the Board or filling vacancies, subject to applicable law. In the event that any director nominee designated pursuant to the Nomination Agreement ceases to serve as a director of the Company, the applicable Investor retains the right to designate a replacement director nominee, subject to the terms of the Director Nomination Agreement. Each Investor’s designation rights are subject to customary limitations and will terminate if such Investor’s beneficial ownership falls to 50% or less of its aggregate holdings immediately following the completion of the IPO, subject to assignment of such rights. Each Investor has further agreed to vote its shares of Common Stock for the directors designated pursuant to the Director Nomination Agreement and to not vote any of its shares of Common Stock in favor of the removal of any director designated pursuant to the Director Nomination Agreement without the prior written consent of the other Investors.

On January 12, 2026, the Company entered into a Non-Exclusive Aircraft “Dry” Lease Agreement (the “Dry Lease Agreement”) with TMNN. Pursuant to the Dry Lease Agreement, TMNN leases to the Company, without crewmembers and throughout the term of the Dry Lease Agreement for discrete periods of use, a specified aircraft. The initial term of the Dry Lease Agreement runs through December 31, 2026, automatically renews for successive one-year terms, and may be terminated by either party on 30 days’ prior written notice. The Dry Lease Agreement also terminates automatically if TMNN sells the aircraft or if the aircraft is destroyed. Under the Dry Lease Agreement, the Company has operational control of the aircraft during each discrete lease period.

Pursuant to the Dry Lease Agreement, the Company is required to pay TMNN a monthly rental fee of $60,000, prorated for the first month, plus hourly flight rental based on a tiered schedule of $5,000 per flight hour for 0-100 flight hours, $4,000 per flight hour for 101-200 flight hours, $3,000 per flight hour for 201-300 flight hours and $2,000 per flight hour above 300 flight hours. The Company must also pay all direct operating costs and expenses and all fixed costs. The total monthly rental fee of the initial period of the Dry Lease Agreement, excluding hourly flight rental and payment of costs and expenses, would be approximately $696,774. As of [●], 2026, the Company has paid or accrued approximately $[●] under the Dry Lease Agreement.

On January 12, 2026, the Company entered into an Aircraft Time Sharing Agreement (the “Time Sharing Agreement”) with Mr. Neugebauer and Melissa A. Neugebauer (together, the “Passenger”). Pursuant to the Time Sharing Agreement, the Company agreed to provide a specified aircraft (the same specified aircraft as is the subject of the Dry Lease Agreement), available from time to time on an as-needed and as-available, non-exclusive time-sharing basis to the Passenger. The initial term of the Time Sharing Agreement runs through December 31, 2026, automatically renews for successive one-year terms, and may be terminated by either party on 30 days’ prior written notice. The Time Sharing Agreement also terminates automatically if the registered owner of the aircraft sells the aircraft, if the Company no longer has a lease with said owner with respect to the aircraft, or if the aircraft is destroyed. The Company retains operational control of the aircraft for all flights under the Time Sharing Agreement, provides a qualified flight crew, and is responsible for aircraft maintenance and inspections.

Under the Time Sharing Agreement, the Passenger is required to pay the Company for expenses of operating the flight, in accordance with the Federal Aviation Regulations, including specified flight-related expenses and an additional charge equal to 100% of fuel, oil, lubricant and additive expenses. Charges for any given flight are capped at the lesser of $3,000 per flight hour and the maximum permitted time-sharing amount specified in the Time Sharing Agreement. The Passenger is responsible for applicable taxes, including any federal excise tax imposed as a result of the Passenger’s use of the aircraft. As of [●], 2026, the Company has been paid approximately $[●] under the Time Sharing Agreement and is owed approximately $[●] under the Time Sharing Agreement.

Except as otherwise set forth in this Proxy Statement (including the Schedules hereto), (i) during the past 10 years, no Participant has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no Participant directly or indirectly beneficially owns any securities of the Company; (iii) no Participant owns any securities of the Company which are owned of record but not beneficially; (iv) no Participant has purchased or sold any securities of the Company during the past two years; (v) no part of the purchase price or market value of the securities of the Company owned by any Participant is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no Participant is, or within the past year was, a party to any contracts, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any Participant owns beneficially, directly or indirectly, any securities of the Company; (viii) no Participant owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company; (ix) no Participant or any of his, her or its associates or immediate family members was a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) no Participant or any of his, her or its associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party; (xi) no Participant has a substantial interest, direct or indirect, by securities holdings or otherwise in any matter to be acted on at the Special Meeting; (xii) no Participant holds any positions or offices with the Company; (xiii) no Participant has a family relationship with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer; (xiv) no companies or organizations, with which any of the Participants has been employed in the past five years, is a parent, subsidiary or other affiliate of the Company; (xv) there are no material proceedings to which any Participant or any of his, her or its associates is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries; and (xvi) with respect to each of the Participants, none of the events enumerated in Item 401(f)(1)-(8) of Regulation S-K occurred during the past 10 years.

OTHER MATTERS AND CERTAIN ADDITIONAL INFORMATION

The Fermi Founder Parties are unaware of any other matters to be considered at the Special Meeting. However, should other matters, which the Fermi Founder Parties are not aware of a reasonable time before this solicitation, be brought before the Special Meeting, the persons named as proxies on the enclosed BLUE proxy card will vote on such matters in their discretion.

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Proxy Statement may have been sent to multiple shareholders in your household. The Fermi Founder Parties will promptly deliver a separate copy of the document to you if you contact our proxy solicitor, Saratoga, at the address set forth on the back cover of this Proxy Statement, or call toll free at (888) 368-0379. If you want to receive separate copies of our proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact our proxy solicitor at the above address and phone number.

The information concerning the Company contained in this Proxy Statement has been taken from, or is based upon, publicly available documents on file with the SEC and other publicly available information. Although we have no knowledge that would indicate that statements relating to the Company contained in this Proxy Statement, in reliance upon publicly available information, are inaccurate or incomplete, to date we have not had access to the books and records of the Company, were not involved in the preparation of such information and statements and are not in a position to verify such information and statements. All information relating to any person other than the Participants is given only to the knowledge of the Fermi Founder Parties.

This Proxy Statement is dated [●], 2026. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than such date, and the mailing of this Proxy Statement to shareholders shall not create any implication to the contrary.

SHAREHOLDER PROPOSALS

According to Rule 14a-8 under the Exchange Act, if you wish to submit a proposal for inclusion in the Company’s proxy statement and proxy relating to the 2026 Annual Meeting, you must comply with and follow the procedures required by Rule 14a-8 under the Exchange Act and must forward that proposal to Fermi Inc., 620 S. Taylor St., Suite 301, Amarillo, TX 79101, so that the Corporate Secretary receives it a reasonable time before the Company begins to print and send its proxy materials in connection with the 2026 Annual Meeting.

The Bylaws provide that, if you wish to submit a proposal or director nomination that is not intended to be included in the Company’s proxy statement, to be properly and timely submitted, the proposal or director nomination must be received by the Corporate Secretary of the Company at the principal office of the Company no later than the 90th day prior to the 2026 Annual Meeting, or, the 10th day following the first date of public disclosure of the date of the 2026 Annual Meeting, if such first public disclosure of the date of the 2026 Annual Meeting is less than 100 days prior to the date of the 2026 Annual Meeting. Any shareholder proposal or nomination must contain the information specified in the Bylaws concerning the matter to be brought before the meeting or the person to be nominated and the shareholder submitting the proposal.

In addition to satisfying the requirements under the Bylaws, to comply with Rule 14a-19 under the Exchange Act, any shareholder who intends to solicit proxies in support of director nominees other than the Company’s nominees at the 2026 Annual Meeting must provide written notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than 60 days prior to the 2026 Annual Meeting, or, the 10th day following the first date of public disclosure of the date of the 2026 Annual Meeting, if such first public disclosure of the date of the 2026 Annual Meeting is less than 70 days prior to the date of the 2026 Annual Meeting.

The information set forth above regarding the procedures for submitting shareholder proposals for consideration at the 2026 Annual Meeting is based on information contained in the Company’s Bylaws. The incorporation of this information in this Proxy Statement should not be construed as an admission by any of the Participants that such procedures are legal, valid or binding.

INCORPORATION BY REFERENCE

WE HAVE OMITTED FROM THIS PROXY STATEMENT CERTAIN DISCLOSURE REQUIRED BY APPLICABLE LAW THAT IS EXPECTED TO BE INCLUDED IN THE COMPANY’S PROXY STATEMENT RELATING TO THE SPECIAL MEETING, TO THE EXTENT THE COMPANY FILES A PROXY STATEMENT RELATING TO THE SPECIAL MEETING, BASED ON OUR RELIANCE ON RULE 14A-5(C) UNDER THE EXCHANGE ACT. THIS DISCLOSURE IS EXPECTED TO INCLUDE CURRENT BIOGRAPHICAL INFORMATION ON THE COMPANY’S DIRECTORS AND EXECUTIVE OFFICERS, TRANSACTIONS OF THE COMPANY WITH RELATED PERSONS, COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT, CORPORATE GOVERNANCE AND BOARD COMMITTEES, INSIDER TRADING ARRANGEMENTS AND POLICIES, DIRECTOR AND EXECUTIVE OFFICER COMPENSATION, AND OTHER IMPORTANT INFORMATION. SHAREHOLDERS ARE DIRECTED TO REFER TO THE COMPANY’S PROXY STATEMENT FOR THE FOREGOING INFORMATION. SHAREHOLDERS CAN ACCESS THE COMPANY’S PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS DISCLOSING THIS INFORMATION, WITHOUT COST, ON THE SEC’S WEBSITE AT WWW.SEC.GOV.

IN THE EVENT THE COMPANY DOES NOT FILE A PROXY STATEMENT RELATING TO THE SPECIAL MEETING, WE WILL REVISE THIS PROXY STATEMENT TO INCLUDE ALL DISCLOSURE REQUIRED BY APPLICABLE LAW.

SEE SCHEDULE II FOR INFORMATION REGARDING PERSONS WHO BENEFICIALLY OWN MORE THAN 5% OF THE SHARES AND THE OWNERSHIP OF THE SHARES BY THE DIRECTORS AND MANAGEMENT OF THE COMPANY.

The information concerning the Company contained in this Proxy Statement and the Schedules attached hereto has been taken from, or is based upon, publicly available documents on file with the SEC and other publicly available information. Although we have no knowledge that would indicate that statements relating to the Company contained in this Proxy Statement, in reliance upon publicly available information, are inaccurate or incomplete, to date we have not had access to the books and records of the Company, were not involved in the preparation of such information and statements and are not in a position to verify such information and statements.

Your vote is important. No matter how many or how few shares of Common Stock you own, please vote

“FOR” each of the Proposals by following the instructions on the enclosed BLUE proxy card.

[●], 2026

Toby R. Neugebauer

SCHEDULE I

TRANSACTIONS IN SECURITIES OF THE COMPANY
DURING THE PAST TWO YEARS

This Schedule I sets forth all transactions with respect to the purchase and sale of securities of the Company effected during the past two years by Vicksburg, Mr. Neugebauer and MN Trust.

Nature of the Transaction	Amount of Securities Purchased/(Sold)	Date of Purchase/Sale

VICKSBURG INVESTMENTS MANAGEMENT LLC
[●]	[●]	[●]

TOBY R. NEUGEBAUER

[●]	[●]	[●]

MELISSA A. NEUGEBAUER 2020 TRUST
[●]	[●]	[●]

I-1

SCHEDULE II

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables are based on information set forth in the Company’s Amendment No. 1 to its Annual Report for the fiscal year ended December 31, 2025, filed with the SEC on April 30, 2026.

The following table sets forth the beneficial ownership of Common Stock as of April 26, 2026 for the following: (i) each director of the Company, (ii) each executive officer of the Company, and (iii) all executive officers and directors of the Company as a group.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Approximate Percentage of Outstanding Common Stock
Executive Officers, Directors, and Director Nominees
Toby Neugebauer(1)	139,016,035	21.8%
Miles Everson(2)	6,669,791	1.0%
Larry Kellerman(3)	11,700,000	1.8%
Mesut Uzman	-	-
Jacobo Ortiz Blanes(4)	24,575,417	3.9%
Charlie Hamilton(5)	8,975,910	1.4%
Marius Haas(6)	900,000	*
Rick Perry(7)	16,516,350	2.6%
Cordel Robbin-Coker	-	-
Lee McIntire	141,069	*
Jeffrey S. Stein	-	-
Anna Bofa	-	-
All directors, director designees, director nominees, and executive officers as a group (12 persons)	208,494,572	32.7%

*	Less than 1%

(1)	Consists of (i) 94,359,659 shares of common stock held by Melissa A. Neugebauer 2020 Trust, for which Mr. Neugebauer may be deemed to hold shared voting and investment power, and (ii) 44,656,376 shares of common stock held by Vicksburg Investments Management LLC, for which Mr. Neugebauer may be deemed to hold shared voting and investment power. Toby Neugebauer is the investment trustee for the Melissa A. Neugebauer 2020 Trust and a managing member of each of Vicksburg Investments Management LLC. The address of each of the Melissa A. Neugebauer 2020 Trust and Vicksburg Investments Management LLC is 10777 Strait Lane, Dallas, Texas 75229.
(2)	Consists of (i) 5,769,791 shares held by Mr. Everson and (ii) 900,000 shares of common stock held by Lady Bird Advisory LLC. Mr. Everson is a managing member of Lady Bird Advisory LLC. The address of Lady Bird Advisory LLC is 1211 W Riverside Dr, #2602, Austin, Texas 78704.

II-1

(3)	Consists of 11,700,000 shares of common stock held by TFC Utilities Energy LLC. Larry Kellerman is a managing member of TFC Utilities Energy LLC. The address of TFC Utilities Energy LLC is 1707 L Street NW, Suite 400, Washington, DC 20036.
(4)

Consists of (i) 1,269,092 shares of common stock held directly by Mr. Ortiz, (ii) 11,250,000 shares of common stock held by Las Brisas Financial Services LLC, (iii) 11,703,082 shares of common stock held by Amarillo Tech Opportunity I, LLC, and (iv) 353,243 shares of common stock held by Amarillo Tech Opportunity II, LLC. Mr. Ortiz is a managing member of Las Brisas Investment Management, LLC, the general partner of Las Brisas Financial Services LLC, and a managing member of Dorado Partners LLC, the general partner of Amarillo Tech Opportunity II, LLC. Mr. Ortiz has shared investment power with respect to the Amarillo Tech Opportunity II shares. The address of each of Las Brisas Investment Management, LLC, Las Brisas Financial Services LLC, Dorado Partners LLC, Amarillo Tech Opportunity I, LLC, and Amarillo Tech Opportunity II, LLC is Metro Office Park, 8 Street 1, Suite 300, Guaynabo, Puerto Rico 00968.

(5)	Consists of (i) 1,325,910 shares of common stock held directly by Mr. Hamilton, (ii) 3,825,000 shares of common stock held by Gracious Endurance Trust, and (iii) 3,825,000 shares of common stock held by Steadfast Endurance Trust. Charlie Hamilton is a trustee of Gracious Endurance Trust and Steadfast Endurance Trust. The address of Gracious Endurance Trust and Steadfast Endurance Trust is 1381 Paseo Don Juan, San Juan, Puerto Rico 00907.
(6)	Consists of 900,000 shares of common stock held by H4C, LLC. Marius Haas is a managing member of H4C, LLC. The address of H4C, LLC is 2001 Frances Dr, Austin, Texas 78746.
(7)	Consists of 16,516,350 shares of common stock held by EPG Holdings LLC. James Richard Perry is the managing member of EPG Holdings LLC. The address of EPG Holdings LLC is 200 Oak Run Lane, Round Top, Texas 78954.

The following table sets forth the beneficial ownership of Common Stock as of April 26, 2026 for each person who is known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Approximate Percentage of Outstanding Common Stock
5% Shareholders
Melissa A. Neugebauer 2020 Trust(1)	94,359,659	14.8%
Robert Randolph Neugebauer(2)	45,241,788	7.1%
Vicksburg Investments Management LLC(3)	44,656,376	7.0%
Caddis Holdings, LP(4)	60,946,450	9.6%
Pencross Energy, LLC(5)	51,875,000	8.1%

(1)	Toby Neugebauer is the investment trustee for the Melissa A. Neugebauer 2020 Trust, and may be deemed to hold voting and investment power with respect to the shares held by Melissa A. Neugebauer 2020 Trust. Mr. Neugebauer disclaims beneficial ownership of the shares held by the Melissa A. Neugebauer 2020 Trust except to the extent of his pecuniary interest therein. The address of Melissa A. Neugebauer 2020 Trust is 10777 Strait Lane, Dallas, Texas 75229.
(2)	Information based on a Schedule 13G filed with the SEC on November 14, 2025. Consists of (i) 22,620,894 shares of common stock held by Neugebauer 1998 Children’s Trust FBO Nathan R. Neugebauer and (ii) 22,620,894 shares of common stock held by Neugebauer 1998 Children’s Trust FBO Noah T. Neugebauer (collectively, the “1998 Children’s Trusts”). Robert Randolph Neugebauer serves as the trustee of the 1998 Children’s Trusts and may be deemed to hold shared voting and investment power with respect to the shares held by the 1998 Children’s Trusts. The address of 1998 Children’s Trusts is 10777 Strait Lane, Dallas, Texas 75229.
(3)	Toby Neugebauer is a managing member of Vicksburg Investments Management LLC. The address of Vicksburg Investments Management LLC is 10777 Strait Lane, Dallas, Texas 75229.
(4)	Information based on a Schedule 13G/A filed with the SEC on April 15, 2026. Griffin Perry is the manager of Caddis Holdings, LLC, which is the general partner of Caddis Holdings, LP, and each of Mr. Perry and Caddis Holdings, LLC may be deemed to hold shared voting and investment power with respect to the shares held by Caddis Holdings, LP. The address for Caddis Holdings, LP and Caddis Holdings, LLC is 1333 Oak Lawn Avenue, Suite 900, Dallas, Texas 75207.
(5)	Information based on a Schedule 13G/A filed with the SEC on February 17, 2026. Steven Meisel is the managing member of Pencross Energy, LLC, and may be deemed to hold shared voting and investment power with respect to the shares held by Pencross Energy, LLC. The address of Pencross Energy, LLC is 5728 Lyndon B. Johnson Freeway, Suite 200, Dallas, Texas 75240.

II-2

IMPORTANT

Tell the Board what you think! Your vote is important. No matter how many shares of Common Stock you own, please vote “FOR” each of the Proposals on the enclosed BLUE proxy card by internet, by phone or by signing, dating and returning the enclosed BLUE proxy card. Please refer to the enclosed BLUE proxy card for instructions on how to vote.

If any of your shares of Common Stock are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such shares of Common Stock and only upon receipt of your specific instructions. Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the internet. Please refer to the enclosed voting form for instructions on how to vote electronically. You may also vote by signing, dating and returning the enclosed voting form.

If you have any questions or require any additional information concerning this Proxy Statement, please contact Saratoga at the address set forth below.

520 8th Avenue, 14th Floor

New York, NY 10018

(212) 257-1311

Shareholders call toll-free at (888) 368-0379

Email: info@saratogaproxy.com

BLUE PROXY CARD

PRELIMINARY COPY SUBJECT TO COMPLETION
DATED MAY 5, 2026

FERMI INC.

SPECIAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF
VICKSBURG INVESTMENTS MANAGEMENT LLC,
AN AFFILIATED INVESTMENT VEHICLE OF TOBY R. NEUGEBAUER,
AND THE OTHER PARTICIPANTS IN ITS SOLICITATION

THE BOARD OF DIRECTORS OF FERMI INC.
IS NOT SOLICITING THIS PROXY

B   L   U   E   P   R   O   X   Y

The undersigned hereby appoints [●] as attorney and agent with full power of substitution to vote all shares of common stock of Fermi Inc., a Texas corporation (“Fermi” or the “Company”), which the undersigned would be entitled to vote if personally present at the special meeting of shareholders of the Company to be held on May 29, 2026 (including any adjournments or postponements thereof and any meeting called in lieu thereof, the “Special Meeting”) and otherwise to represent the undersigned at the Special Meeting with all powers possessed by the undersigned if personally present at the Special Meeting, as specified below.

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of common stock of the Company held by the undersigned, and hereby ratifies and confirms all action the herein named attorney and proxy, his substitute, or any of them may lawfully take by virtue hereof. If properly executed, this Proxy will be voted as directed on the reverse and in the discretion of the herein named attorney and proxy or his substitute with respect to any other matters as may properly come before the Special Meeting that are unknown to Vicksburg Investments Management LLC (together with the other participants in its solicitation, the “Fermi Founder Parties”) a reasonable time before this solicitation.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED WITH RESPECT TO ANY OF THE PROPOSALS ON THE REVERSE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE FERMI FOUNDER PARTIES’ RECOMMENDATIONS WITH RESPECT TO ANY SUCH PROPOSAL: “FOR” PROPOSAL 1, “FOR” PROPOSAL 2, “FOR” THE ELECTION OF EACH OF THE FERMI FOUNDER PARTIES’ NOMINEES SPECIFIED IN PROPOSAL 3, AND “FOR” PROPOSAL 4.

This Proxy will be valid until the completion of the Special Meeting. This Proxy will only be valid in connection with the Fermi Founder Parties’ solicitation of proxies for the Special Meeting.

IMPORTANT: PLEASE VOTE THIS PROXY CARD TODAY!

YOUR VOTE IS IMPORTANT!

Please vote your shares of Fermi common stock at the Special Meeting

YOU CAN VOTE TODAY USING ANY OF THE FOLLOWING METHODS:

Submit Your BLUE Proxy by Internet. Please access [●] using a computer or a smartphone or by scanning the unique QR code containing your unique control number provided in your BLUE proxy card with your smartphone camera. Then, simply follow the easy instructions on the voting site. If you access [●] without scanning a QR code, you will be required to provide the unique control number printed below.

Submit Your BLUE Proxy by Phone. Please call toll-free in the U.S. or Canada at [●] on a touch-tone telephone. You will be required to provide the unique control number printed below.

CONTROL NUMBER: __________________

You may vote by telephone or internet 24 hours a day, 7 days a week. Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed, dated and returned the BLUE proxy card.

Submit Your BLUE Proxy by Mail. Please sign, date and return the BLUE proxy card in the envelope provided to: [●].

TO VOTE BY MAIL, PLEASE SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED

☒	Please mark vote as in this example

THE FERMI FOUNDER PARTIES STRONGLY RECOMMEND

THAT SHAREHOLDERS VOTE “FOR”

PROPOSAL 1, “FOR” PROPOSAL 2, “FOR” THE ELECTION OF EACH OF

THE FERMI FOUNDER PARTIES’

NOMINEES SPECIFIED IN PROPOSAL 3, AND “FOR” PROPOSAL 4.

1.	The Fermi Founder Parties’ proposal to amend Section 3.2 of the Bylaws of the Company (the “Bylaws”) to permit the Company’s shareholders to determine the number of directors on the Company’s Board of Directors (the “Board”).

☐    FOR    ☐ AGAINST    ☐    ABSTAIN

2.	The Fermi Founder Parties’ proposal to, contingent upon the adoption of Proposal 1, fix the number of directors on the Board at five directors more than the number of directors constituting the Board at the time this Proposal 2 becomes effective.

☐    FOR     ☐ AGAINST    ☐    ABSTAIN

3.	The Fermi Founder Parties’ proposal to, contingent upon the adoption of Proposal 1 and Proposal 2, elect the following five candidates that have been nominated by Vicksburg Investments Management LLC pursuant to the Company’s Bylaws to fill the vacancies created pursuant to Proposal 2: Toby R. Neugebauer, David A. Daglio, Charles M. Elson, John T. Jimenez and Sunghee Janet Yang.

THE FERMI FOUNDER PARTIES’ NOMINEES		FOR	WITHHOLD
a)	Toby R. Neugebauer	☐	☐
b)	David A. Daglio	☐	☐
c)	Charles M. Elson	☐	☐
d)	John T. Jimenez	☐	☐
e)	Sunghee Janet Yang	☐	☐

☐    FOR     ALL    ☐ WITHHOLD ALL

4.	The Fermi Founder Parties’ proposal to repeal any provision of the Bylaws in effect at the time this Proposal 4 becomes effective, including any amendments thereto, which were not included in the Bylaws that were in effect and were filed with the Securities and Exchange Commission on October 3, 2025.

☐ FOR   ☐ AGAINST   ☐ ABSTAIN

Proposal 2 is conditioned upon the approval of Proposal 1. Proposal 3 is conditioned upon the approval of Proposals 1 and 2. Proposals 1 and 4 are not subject to, or conditioned upon, the approval of any of the other Proposals.

DATED: ____________________________

(Signature)

(Signature, if held jointly)

(Title)

WHEN SHARES ARE HELD JOINTLY, JOINT OWNERS SHOULD EACH SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC., SHOULD INDICATE THE CAPACITY IN WHICH SIGNING. PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY.